PURCHASE AGREEMENT

     Credit Suisse Small Cap Growth Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, and Credit Suisse Asset Management, LLC ("CSAM") hereby agree as follows:

     1. The Fund offers CSAM and CSAM hereby purchases one share of common stock of the Fund, which shall be designated as an Advisor Class share, having a par value of $_____ per share, at a price of $_____ per Share (the "Initial Share"). CSAM hereby acknowledges receipt of a certificate representing the Initial Share and the Fund hereby acknowledges receipt from CSAM of $______ in full payment for the Initial Share.

     2. CSAM represents and warrants to the Fund that the Initial Share are being acquired for investment purposes and not for the purpose of distributing it.

     3. CSAM agrees that if any holder of an Initial Share redeems such Share in the Fund before one year after the date upon which the Advisor Class of the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational and offering expenses of such Class.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ___ day of _____________, 2004.

                                           CREDIT SUISSE SMALL CAP GROWTH FUND


                                            By:.
                                                ----------------------------
                                                 Name:
                                                 Title:

ATTEST:

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                                           CREDIT SUISSE ASSET MANAGEMENT, LLC


                                            By:
                                               -----------------------------
                                                Name:
                                                Title:

ATTEST:

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